Ford Credit Floorplan Master Owner Trust A Series 2012-1 and 2012-2 Investor Roadshow February 2012

Free Writing Prospectus Registration Statement Nos. and 333-171922, 333-171922-01 and 333-171922-03 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors") Ford Credit Floorplan Master Owner Trust A (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-877-858-5407. 1

Transaction and Master Trust Ford Business Floorplan Business Dealer Structure Servicing and Risk Management Summary AGENDA 2

TRANSACTION PARTICIPANTS AND POTENTIAL TIMING 3 Expected Key Dates Item Monday, February 6 Announce Transaction Tuesday, February 7 Price Transaction Wednesday, February 15 Settlement Date Issuer Ford Credit Floorplan Master Owner Trust A Depositor Ford Credit Floorplan Corporation Ford Credit Floorplan LLC Servicer and Sponsor Ford Motor Credit Company LLC Joint-Lead Managers Barclays Capital Inc. Citigroup Deutsche Bank Securities Inc. Accountants PricewaterhouseCoopers LLP Indenture Trustee The Bank of New York Mellon Owner Trustee U.S. Bank Trust, N.A. Backup Servicer Wells Fargo Bank, N.A. February 2012 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 Expected Key Dates

TRANSACTION STRUCTURE – SERIES 2012-1 AND SERIES 2012-2 4 Note Size Series sized to demand Payment Type Floating Fixed Benchmark 1M Libor Interpolated Swaps Expected Final January 15, 2014 January 15, 2017 Legal Final January 15, 2016 January 15, 2019 ERISA Eligible Yes Yes Method of Distribution Public Public Payment Rate Trigger If the 25% payment rate layer is breached: Subordination Factor will increase by 4 ppts or The percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage * As a percent of the required pool balance allocated to the series Capital Structure Series 2012-1 2 Year Floating Rate Allocation* Series 2012-2 5 Year Fixed Rate Allocation* Class A notes 76.50% 76.50% Class B notes 3.50% 3.50% Class C notes 5.00% 5.00% Class D notes 3.00% 3.00% Subordination Factor 12.00% 12.00% Total 100.00% 100.00% Cash Reserve 0.88% 0.88% Total Class A Enhancement 24.38% 24.38%

TRANSACTION STRUCTURE – SERIES 2012-1 AND SERIES 2012-2 5 2006-4 2010-1 2010-3 2010-5 2011-1 2011-2 Class B notes 5.00% 5.00% 2.00% 2.00% 2.00% 3.50% Class C notes - 7.50% 7.50% 7.50% 7.50% 5.00% Class D notes - - - 3.50% 3.50% 3.00% Required subordinated amount 10.50% 19.50% 19.50% 12.00% 12.00% 12.00% Reserve account 0.90% 0.81% 0.81% 0.88% 0.88% 0.88% Total Class A enhancement 16.40% 32.81% 29.81% 25.88% 25.88% 24.38% Capital Structure Series 2012-1 2 Year Floating Rate Allocation* Series 2012-2 5 Year Fixed Rate Allocation* Expected Ratings S&P Moody’s Class A notes 76.50% 76.50% AAA Aaa Class B notes 3.50% 3.50% AA Aa1 Class C notes 5.00% 5.00% A Aa3 Class D notes 3.00% 3.00% BBB A3 Subordination Factor 12.00% 12.00% Total 100.00% 100.00% Cash Reserve 0.88% 0.88% Total Class A Enhancement 24.38% 24.38% Historical Series Capital Structure* Enhancement provided by subordinated notes, required subordinated amount, required reserve account and excess spread: ** * As a percent of the required pool balance allocated to the series ** Reduction of required subordinated amount from prior series is primarily due to the structuring of Class D notes and introduction of subordination step-up payment rate trigger

FLOORPLAN TRUST – LEGAL STRUCTURE 6 Ford Credit Floorplan LLC (Depositor) The Bank of New York Mellon (Indenture Trustee) Ford Credit Floorplan Corp. (Depositor) Ford Motor Credit Company LLC (Sponsor, Servicer and Administrator) Ford Motor Company Wells Fargo Bank, N.A. (Back-up Servicer) Ford Credit Floorplan Master Owner Trust A (Issuer) Outstanding Series

Ford Credit has had a publicly registered securitization program for dealer floorplan receivables since 1992 Ford Credit’s current master trust, Ford Credit Floorplan Master Owner Trust A (Trust), was established in 2001, and 91% of Ford Credit’s floorplan portfolio principal balance is designated to the Trust as of December 31, 2011 Ford Credit is a regular issuer of floorplan ABS and issues: Publicly registered and Rule 144A term notes Privately placed term and variable funding notes Funding as of December 31, 2011 Outstanding term notes: Outstanding variable funding notes: Series 2009-2: public 3-year, $1.50 billion Series 2010-1: 144A 3-year, $1.48 billion Series 2010-2: 144A 5-year, $0.25 billion Series 2010-3: 144A 5-year, $1.13 billion Series 2010-5: public 3-year, $0.59 billion Series 2011-1: public 3-year, $0.88 billion Series 2011-2: public 2-year, $1.09 billion Series 2006-1: private $2.13 billion of $2.55 billion Series 2010-4: private $0.00 billion of $0.50 billion Total term notes: $6.92 billion Total variable notes: $2.13 billion of $3.05 billion Total funding $9.05 billion Total assets $13.11 billion Unfunded assets $1.60 billion FUNDING OVERVIEW

The primary asset of the Trust is a revolving pool of receivables originated in designated accounts established by Ford or Ford Credit with motor vehicle dealers across the U.S. to purchase and finance their new and used car, truck and utility vehicle inventory The Trust issues asset-backed term notes with bullet maturities or variable funding notes. Each series has a sequential pay structure and is backed by a pro rata interest in the entire pool of receivables Collections on the receivables are allocated to each series (based on its principal amount) and to the depositor interest in the Trust Enhancement provided by subordinated notes, required subordinated amount, required reserve account and excess spread Incremental subordination due to ineligible receivables and overconcentrations Dealer concentration 2% (5% for AutoNation) Used vehicle concentration 20% Fleet concentration 4% Medium/Heavy truck concentration 2% Manufacturer concentration 10% (2% for lower rated manufacturers) Excess interest and principal sharing across series MASTER OWNER TRUST STRUCTURE 8

KEY AMORTIZATION TRIGGERS Average monthly principal payment rate for the three preceding collection periods is less than 21% The cash balance in the excess funding account exceeds 30% of the adjusted invested amount of all series for three consecutive months The available subordinated amount is less than the required subordinated amount Bankruptcy of a depositor, Ford or Ford Credit (Chapter 7 or Chapter 11) Upon the occurrence of an amortization event, all principal collections allocated to a series and allocated to the portion of the depositor interest subordinated to the series will be paid monthly to the series noteholders sequentially by class 9

Payment Rate Payment rate triggers 3-Month Average of Monthly Principal Payment Rate Oil and credit crisis / global recession Payment rate Derived days supply from payment rate Inventory Management “Cash for Clunkers” program MONTHLY TRUST PAYMENT RATES 10

Excess funding account (EFA) has been funded periodically when the Trust balance declines below the required pool balance (for example, as a result of plant shutdowns or manufacturer vehicle marketing incentive programs) Note: As of December 31, 2011, the Trust balance was $13.11 billion Trust balance (Excluding EFA) Cash funding required as a result of low Trust balance* Required pool balance HISTORICAL TRUST BALANCE Floorplan Balances Have Declined Due To Lower Industry Sales Combined With Inventory Management, Dealer Consolidation And The Reduction Of Non-affiliated Brands 11 $0 $4 $8 $12 $16 $20 2007 2008 2009 2010 2011 Billions

Continue implementation of our global Plan Aggressively restructure to operate profitably at the current demand and changing model mix Accelerate development of new products our customers want and value Finance our Plan and improve our balance sheet Work together effectively as one team -- leveraging our global assets + + = Asia Pacific & Africa Americas Europe Small Medium Large TOTAL COMPANY OUR PLAN – 12 Profits & Cash PROFITABLE GROWTH FOR ALL

Quarterly results marked by higher volume and net revenue; tenth consecutive quarterly pre-tax operating profit; positive Automotive operating-related cash flow Continued strong performance in North America; challenges in Europe and South America; Thailand floods impacted Asia Pacific Africa For Full Year, improved Total Company pre-tax operating profit; improved Automotive operating-related cash flow; strengthened balance sheet Significant profit contribution from Ford Credit Continuing to invest for future growth and a stronger product line-up around the world Solid results expected for 2012, but challenges to address in Europe and South America Remain on track for mid-decade outlook FORD MOTOR COMPANY 2011 FOURTH QUARTER AND FULL YEAR SUMMARY Growth In Full Year Volume And Revenue; Pre-Tax Operating Profit And Operating Cash Flow Improved From 2010; On Track For Mid-Decade Outlook 13

AGGRESSIVELY RESTRUCTURE $(3.6) $(7.3) $8.3 $8.8 17.1 11.8 13.0 Pre-Tax Profit (Bils.) U.S. Industry Volumes (Mils.) 2006 2008 2010 Year End 2011 * Excluding special items 13.5 Substantially Improved Breakeven* $(5.6) $(19.6) $4.4 $5.6 17.1 11.8 13.0 Automotive Operating-Related Cash Flow (Bils.) U.S. Industry Volumes (Mils.) 2006 2008 2010 13.5 Substantially Improved Operating-Related Cash Flow Year End 2011 14

FINANCE PLAN & IMPROVE BALANCE SHEET Pay Down Automotive Debt (Bils.) $33.6 Year End 2009 Year End 2010 $19.1 $13.1 $20.5 Improve Automotive Cash Net of Debt (Bils.) Year End 2009 Year End 2010 $1.4 $9.8 Cash* $ 24.9 $ 20.5 $ 22.9 Debt (33.6) (19.1) (13.1) Liquidity 25.6 27.9 32.4 * Cash, cash equivalents and marketable securities $(8.7) Ba2 B3 Ba1 Year End 2009 Year End 2010 Improve Credit Ratings (Moody’s - CFR) Begin paying dividends Evaluate other shareholder actions De-risk pension plans By mid-decade, Automotive Debt at about $10 billion Future Actions Year End 2011 Year End 2011 Year End 2011 Our Goal Is To Return To Investment Grade And To Maintain Investment Grade Over Cycle 15

PRESENT CREDIT RATINGS Issuer Ratings Ford Motor BB+ Ba1* BB+ Ford Credit BB+ Ba1* BB+ FCE Bank plc BBB- Ba1 BB+ Senior Long-Term Unsecured Ford Motor BB+ Ba2 BB+ Ford Credit BB+ Ba1 BB+ FCE Bank plc BBB- Ba1 BB+ Short-Term Unsecured Ford Credit NR NP B Secured Funding Ford Motor BBB Baa2 BBB- Outlook Stable Positive Positive Fitch Moody’s S&P * Moody’s equivalent is a “Corporate Family Rating” A security rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating. The information in this deck should be read with Ford's and Ford Credit’s filings with the Securities and Exchange Commission, which are available at www.sec.gov. 16

Equity Asset-Backed Commercial Paper** Year End 2009 Year End 2010 Year End 2012 Fcst. Securitized Funding as Percentage of Managed Receivables 56% 52% 55% 49 - 54% Year End 2011 Term Asset-Backed Securities Term Debt and Other Cash, Cash Equivalents and Marketable Securities*** $85-95 $37-42 $42-45 $9-10 $12-14 $4-7 ~$5 Ford Interest Advantage* $83 $37 $10 $15 $7 $39 $5 $95 $47 $11 $17 $6 $44 $4 $85 $40 $9 $12 $36 $7 $5 * The Ford Interest Advantage program consists of our floating rate demand notes ** Obligations issued in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements *** Excludes marketable securities related to insurance activities Funding of Managed Receivables (Bils.) 17 FORD CREDIT FUNDING STRATEGY

 Public Transactions* Unsecured $ 5 $ 6 $ 8 $ 8 – 11 Securitizations** 15 11 11 10 – 12 Total Public $ 20 $ 17 $ 19 $ 18 – 23 Private Transactions*** $ 11 $ 8 $ 16 $ 10 – 13 2011 Actual (Bils.) 2009 Actual (Bils.) 2010 Actual (Bils.) 2012 Forecast (Bils.) * Includes 144a offerings ** Includes Ford Upgrade Exchange Linked (FUEL) Notes issuance in 2011 *** Includes private term debt, securitizations, other structured financings, and other term funding; excludes sales to Ford Credit’s on-balance sheet asset-backed commercial paper program (FCAR) $35 FORD CREDIT TERM FUNDING PLAN 18

Committed Capacity / Liquidity December 31, 2011 (Bils.) $44.7 Unsecured Credit Facilities FCAR Lines Conduits / Bank ABS Cash Total $24.0 $7.9 $0.7 $12.1 Capacity & Cash**** $38.6 Liquidity Committed Capacity = $32.6 billion* Unsecured Credit Facilities FCAR Conduits / Bank ABS Total December 31, 2011 (Bils.) $3.7** $2.4*** $3.7** Securitization Cash Excess Capacity Utilization of Liquidity $8.4 * FCAR and Conduits subject to availability of sufficient assets and ability to obtain derivatives to manage interest rate risk; FCAR commercial paper must be supported by bank lines equal to at least 100% of the principal amount; conduits include committed securitization programs ** Securitization cash is to be used only to support on-balance sheet securitization transactions *** Excess capacity is capacity in excess of eligible receivables **** Cash, cash equivalents, and marketable securities (excludes marketable securities related to insurance activities) $17 Liquidity Available For Use Is About $17 Billion 19 FORD CREDIT LIQUIDITY PROGRAMS $0.2 $6.8 $14.5 $21.5

FORD MOTOR COMPANY 2012 PLANNING ASSUMPTIONS AND KEY METRICS Improved 2012 Automotive Pre-Tax Operating Profit, Strong Operating-Related Cash Flow, and Solid Ford Credit Profit 20 Full Year Plan Planning Assumptions Industry Volume (SAAR)* -- U.S. (Mils.) 13.5 - 14.5 Industry Volume (SAAR)* -- Europe (Mils.)** 14.0 - 15.0 Operational Metrics Compared with Prior Year: Market Share -- U.S. About Equal Market Share -- Europe** About Equal Quality Improve Financial Metrics Compared with Prior Year: - Automotive Pre-Tax Operating Profit*** Higher - Ford Motor Credit Pre-Tax Operating Profit Lower - Total Company Pre-Tax Operating Profit*** About Equal - Automotive Structural Costs Increase**** Less Than $2 Bils. - Automotive Operating Margin*** Improve Absolute Amount: - Capital Spending (Bils.) $5.5 to $6 * Includes medium and heavy trucks ** The 19 markets we track *** Excludes special items; Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue **** Structural cost changes are measured primarily at present-year exchange, and exclude special items and discontinued operations

FORD CREDIT’S VALUE PROPOSITION 21 Automotive specialist with vested interest in Ford dealer success Training and consulting Consistent market presence Fast, flexible, quality service Full array of products Incremental vehicle sales (Spread of business and customer relationship management) More products, faster Higher customer satisfaction and loyalty Profits and dividends Trusted brand Access to dealer channel Dealers

Ford views Ford Credit as a long-term strategic asset whose mission is to profitably and consistently support the sale of Ford vehicles around the world Floorplan financing is a cornerstone product for Ford Credit that builds dealer satisfaction, develops long-term relationships and delivers a consistent source of profitability Approximately 93%* of Ford Credit’s floorplan portfolio is the financing of the purchase of new vehicles Approximately 7%* of Ford Credit’s floorplan portfolio is the financing of used vehicles, including program vehicles and customer trade-ins In-transit financing for Ford vehicles is approximately 19%* of Ford Credit’s floorplan portfolio (varies with seasonality of dealer ordering and manufacturer production schedules) Ford Credit provides financing for approximately 80% of Ford and Lincoln dealer inventory** * As of December 31, 2011 ** Year to date through December 31, 2011, excluding fleet dealer sales FLOORPLAN BUSINESS OVERVIEW 22

FLOORPLAN FINANCE TERMS Advance rates New (untitled) vehicles – 100% of invoice amount, including destination charges and dealer holdback Auction vehicles – auction price plus auction fee and transportation costs Used vehicles – up to 100% of wholesale value (trade publications) Floorplan interest rate New vehicles* – generally prime rate plus 1.50% Used vehicles – generally prime rate plus 1.75% Floorplan rates are not risk based In-transit vehicle adjustment fee Prime rate plus 0.30% Payment terms Principal due generally upon sale of related vehicle Interest and other administrative charges payable monthly in arrears Credit lines New vehicle lines Based on a 60-day vehicle supply Not a strict credit limit Used vehicle lines Based on a 30- to 45-day vehicle supply depending on dealer risk rating Strictly monitored credit limit Curtailment terms – Ford Credit may require higher risk dealers to make periodic principal payments, or “curtailments,” prior to the sale or lease of the related vehicle The amount of monthly curtailment payments typically is 10% of the amount financed on a vehicle, starting a specified period of time after the vehicle is financed, generally over a year for new vehicles and less than a year for program and used vehicles 23 Certain vehicles are financed at new vehicle rates including demonstrator, service loaner and program vehicles

CAPTIVE FINANCE COMPANY BENEFITS Integrated Systems Enable Real Time Controls Other captive finance company benefits: Access to monthly dealer financial statements allows monitoring of dealer financial strength Aligned sales, production and inventory objectives between Ford and Ford Credit On-site dealer monitoring by both Ford and Ford Credit Joint Ford and Ford Credit discussions with dealers on all aspects of the business Comparative dealer benchmarking 24 1. Dealer Floorplan Receivables System North American Vehicle Information System Ford Credit Ford Dealer Information on sold vehicles reported to Ford Credit and matched to floorplan receivables Dealer pays off floorplan receivables Dealer reports vehicle sale to obtain: Warranty registration Manufacturer incentives 2. 3.

TYPICAL DEALER STRUCTURE 25 Structure Dealers vary in size and complexity – from single lot to multi-point / multi-franchise organizations Many dealers use a holding company structure similar to the one shown here. In most cases, Ford Credit obtains guarantees at all levels of ownership Collateral The financed vehicles are the primary collateral for dealer floorplan loans For most dealers, Ford Credit also obtains personal guarantees and secondary collateral in the form of additional dealer assets, including dealer adjusted net worth and real estate equity Dealers have significant “skin in the game,” which provides a strong incentive for dealers to repay floorplan loans Assets Stocks, bonds, cash Non-dealer real estate Other assets, for example, boat, plane, jewelry and furniture Assets Unfloored used inventory Furniture, fixtures, parts, accessories and equipment Dealer net worth Assets Land Buildings Personal guarantees from most dealers Dealer Principal Secondary Collateral Holding Company Real Estate Holding Company Dealer (Borrower) Secondary Collateral Secondary Collateral Primary Collateral Financed new and used vehicles Note: Secondary collateral is used in assessing the creditworthiness of a dealer; however, it is not used in assignment of risk group

FLOORPLAN ORIGINATION AND SERVICING ENGINE 26 Judgment Knowledge Experience Intellect Analysis Low variability Consistent approvals and risk management High quality decisions Centralized process/documentation Technology Speed Efficiency Control Commonality Process Discipline Accountability Technology And Judgment Combine To Minimize Losses

DEALER CREDIT ASSESSMENT Ford Credit uses a proprietary scoring model to evaluate new dealer account originations, perform ongoing credit reviews of dealers and assign risk ratings to dealers Annual credit reviews are completed utilizing year end audited financials or tax returns (higher risk dealers reviewed more frequently) Dealer risk ratings are categorized into groups Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ability to meet its financial obligations including capitalization and leverage, liquidity and cash flow, profitability and credit history Risk rating is based on the dealer and does not take into account the personal guarantees or net worth of the owners Origination scoring model is validated quarterly to ensure the integrity and performance of the model and is updated if necessary (updated December 2008) 27 Group Description I Strong to superior financial metrics II Fair to favorable financial metrics III Marginal to weak financial metrics IV Poor financial metrics, may be uncollectible Other Includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer

DEALER BEHAVIORAL ASSESSMENT Ford Credit uses a proprietary behavior scoring model, Monthly Accounts Review (MAR), to assess each dealer monthly MAR rating determines appropriate intensity and frequency of dealer monitoring Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ability to meet its near term financial obligations MAR utilizes the dealer’s most recent unadjusted financial metrics, payment performance and credit line utilization MAR allows Ford Credit to identify behavior risks and appropriately allocate resources to resolve issues before they escalate MAR is validated quarterly to ensure integrity and performance of the model and is updated if necessary Implemented January 2010 An updated version implemented March 2011 to incorporate improved data sources, updated variables and added valuable business feedback from use of the first version of MAR 28

Other includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer U.S. Floorplan Portfolio Dealer Risk Ratings HISTORICAL DEALER RISK RATINGS Dealer Risk Ratings Have Significantly Improved With Group I Dealers Currently At 75.6% Compared To 57.2% And 42.3% At Year End 2009 And 2008, Respectively 29

DEALER MONITORING STRATEGY 30 Liquidation Monitor Dealers Watch Report Status MAR directed action plans Monitor Payoffs Aged Inventory Overline Report Financial Statements Monthly Accounts Review Assess dealer risk and determine action plans Dashboard – Medium to Low Risk Trigger based action plans Watch Report – Medium to High Risk Formal review and action plans which may include accelerated physical audits Intensive Care Unit (ICU) – High Risk More experienced risk team Increased intensity surrounding action plans and timelines Status On-site control Focus on asset protection Liquidation Focus on loss mitigation Risk Rating Credit File Review Dashboard Trend Report No Further Action Monthly Accounts Review (MAR) Dashboard ICU

On-site vehicle inventory audits are performed based on a dealer’s risk rating Ford Credit engages a vendor to perform on-site vehicle inventory audits The dealer receives no advance notice Strict restrictions on how often the same auditor may lead a dealer’s audit Ford Credit reconciles each audit Immediate payment is required for any sold vehicle for which Ford Credit has not been paid Ford Credit maintains a robust quality assurance process to monitor the vendor’s performance About 100 people are assigned to perform physical audits Size of an audit team varies based on dealer locations and complexity Typically, one auditor is needed for every 300 vehicles in inventory INVENTORY AUDITS 31

FORD CREDIT ACTIONS If Ford Credit discovers any issues when monitoring a dealer, it may: Increase frequency of on-site vehicle inventory audits Review curtailment options and advance rates Suspend credit lines Schedule a working capital audit Cash reconciliation between dealer books and bank accounts Schedule a field credit review including validation of Organizational structure Security interest (UCC filings) Financial statements (detailed review of underlying schedules) Meet with owners/guarantors Increase risk rating to trigger more extensive monitoring Discuss with the Ford sales division 32

STATUS DEALER PROCEDURES A dealer status is declared when: Dealer does not satisfy a sold out-of-trust condition (payment not remitted to Ford Credit upon sale of vehicle) discovered during an audit Dealer fails to pay principal or interest Dealer bankruptcy Any other circumstances arise that warrant immediate action Once a status is declared Ford Credit may then: Suspend credit lines Maintain Ford Credit personnel on site Collect titles and keys Secure dealer inventory Issue payment demand letters Obtain liens on property of guarantors Increase the dealer’s floorplan interest rate If Ford Credit does not believe that a dealer can resolve a status situation, Ford Credit will: Liquidate vehicles and any available secondary collateral to obtain greatest value Continue collection efforts against personal and corporate guarantors Should liquidation be necessary, inventory is disposed through the following channels: Transfer of vehicles to other dealers Repurchase by manufacturer and redistribution to other dealers Sale of vehicles at auction 33

FLOORPLAN PORTFOLIO PERFORMANCE

Loss Experience of Ford Credit's Dealer Floorplan Portfolio

		Year ended December 31,				
		2011	2010	2009	2008	2007
		(Dollars in Millions)				
Ford Credit Portfolio	Average principal balance [(1)]	$12,199	$11,556	$10,434	$15,280	$17,043
	Net losses (recoveries) [(2)]	$ (2.6)	$ (10.1)	$ 36.8	$ 23.1	$ 15.3
	Net losses/average principal balance	-0.021%	-0.087%	0.353%	0.151%	0.090%
	Liquidations [(3)]	$76,266	$72,326	$58,406	$68,163	$89,008
	Net losses/liquidations	-0.003%	-0.014%	0.063%	0.034%	0.017%
Trust	Net losses/average principal balance [(4) (5) (6)]	0.000%	0.000%	0.000%	0.000%	0.000%

(1) For 2011, average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated. Prior to 2011, average principal balance for each period indicated is the average of the average principal balances for each month in such period based on the average of the daily principal balances for such month.

(2) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for such period. This loss experience takes into account financial assistance provided by Ford to dealers in limited instances. If Ford does not provide this assistance in the future, the loss experience of Ford Credit's dealer floorplan portfolio may be adversely affected. This loss experience also reflects recoveries from dealer assets other than the financed vehicles. However, because the interest of the trust in any other dealer assets will be subordinated to Ford Credit's interest in such assets, the net losses experienced by the trust may be higher.

(3) Liquidations represent payments and net losses that reduce the principal balance of the receivables for the period indicated.

(4) The trust has not experienced a loss on any receivable during the indicated periods, primarily as a result of the depositors choosing to remove any receivables relating to accounts that are redesignated from the trust because they have been classified as status. However, the depositors are not required to do so, and there can be no assurance that they will continue to do so in the future.

(5) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated.

(6) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for such period. Recoveries include amounts received from any other dealer assets securing the receivables in addition to the financed vehicles.

Historical Floorplan Losses Show The Positive Effect Of Ford Credit's Processes And The Experience Of Ford Credit's Personnel

Note: Recent period recoveries are a result of enforcement actions against prior year status dealers

34

SUMMARY Robust Structure 23.5% subordination on Class A notes (as of percent of the required pool balance allocated to the series) consisting of subordinate bonds and overcollateralization 1% cash reserve (as a percentage of initial note balance) Multiple amortization triggers combined with fast-turning assets provide for repayment of notes at the onset of adverse events Enhancement increases if 25% payment rate trigger is breached Strong Servicing and Risk Management Continuous monitoring and early detection to minimize losses Proprietary risk rating and monthly behavior scoring models Leverage access to dealer information through relationship with manufacturer Aligned sales, production and inventory objectives between Ford and Ford Credit Consistent Performance One year average of monthly payment rates is 48.1% Portfolio net losses to liquidations have been less than 7 basis points over last five years No losses in the Trust 35 Our ONE Ford Plan Is Working As We Continue To Invest In Best-in-class Products Resulting In Market Share Gains And A Stronger Ford Dealer Network

SAFE HARBOR 36 Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation: Automotive Related: Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geo-political events or other factors; Decline in Ford’s market share or failure to achieve growth; Lower-than-anticipated market acceptance of new or existing Ford products; An increase in or acceleration of market shift beyond Ford’s current planning assumptions from sales of trucks, medium- and large-sized utilities, or other more profitable vehicles, particularly in the United States; An increase in fuel prices, continued volatility of fuel prices, or reduced availability of fuel; Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors; Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor; Economic distress of suppliers may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase Ford’s costs, affect Ford’s liquidity, or cause production constraints or disruptions; Work stoppages at Ford or supplier facilities or other interruptions of production; Single-source supply of components or materials; Restriction on use of tax attributes from tax law “ownership change”; The discovery of defects in Ford vehicles resulting in delays in new model launches, recall campaigns, reputational damage or increased warranty costs; Increased safety, emissions, fuel economy or other regulation resulting in higher costs, cash expenditures and/or sales restrictions; Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in Ford products, perceived environmental impacts, or otherwise; A change in Ford’s requirements for parts where it has entered into long-term supply arrangements that commit it to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay contracts”); Adverse effects on Ford’s results from a decrease in or cessation or clawback of government incentives related to capital investments; Adverse effects on Ford’s operations resulting from certain geo-political or other events; Substantial levels of indebtedness adversely affecting Ford’s financial condition or preventing Ford from fulfilling its debt obligations; Ford Credit Related: Inability to access debt, securitization or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption, regulatory requirements or other factors; Higher-than-expected credit losses; Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; Collection and servicing problems related to our finance receivables and net investment in operating leases; Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles; New or increased credit, consumer or data protection or other laws and regulations resulting in higher costs and/or additional financing restrictions; Imposition of additional costs or restrictions due to the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing rules and regulations; General: Fluctuations in foreign currency exchange rates and interest rates; Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities; Labor or other constraints on Ford’s or our ability to maintain competitive cost structure; Substantial pension and postretirement healthcare and life insurance liabilities impairing Ford’s or our liquidity or financial condition; Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns); and Inherent limitations of internal controls impacting financial statements and safeguarding of assets. We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For additional discussion of these risk factors, see Item 1A of Part I of Ford’s 2010 10-K Report and Item 1A of Part I of Ford Credit’s 2010 10-K Report as updated by Ford’s and Ford Credit’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.